Exhibit 10.22

Portions of this Exhibit have been redacted pursuant to a request for confidential treatment under Rule 24b-2 of the General Rules and Regulations under the Securities Exchange Act. Omitted information, marked “[***]” in this Exhibit, has been filed with the Securities and Exchange Commission together with such request for confidential treatment.

Distribution Agreement

This Distribution Agreement is made as of January 1, 2012 (the “Effective Date”) between Church & Dwight UK Limited with offices at Wear Bay Road, Folkestone, Kent, CT 196PG (“C&D”) and Neoteric Cosmetics, Inc., with offices at 4880 Havana Street, P.O. Box 39-S, Denver, CO 80239-0019(“Distributor”) (the “Agreement”).

W I T N E S S E T H:

WHEREAS, C&D and/or one or more of its affiliates manufactures and/or markets, sells and distributes various products throughout the world and is interested in having Distributor market, sell and distribute certain of C&D’s products; and

WHEREAS, Distributor wishes to market, sell and distribute certain of C&D’s products in certain specified territories in accordance with the terms and conditions hereinafter set forth;

NOW THEREFORE, in consideration of the premises and the mutual covenants contained herein the parties hereto do hereby agree as follows:

1. APPOINTMENT. C&D hereby appoints Distributor, and Distributor hereby accepts such appointment, as the exclusive distributor in the United States of America (“Territory”) for the products of C&D in the Territory as indicated on the attached “Exhibit A” (“Products”) which such Products may include products of C&D and/or its affiliates; provided, however, that Distributor shall not sell directly or indirectly to the United Nations. However, C&D reserves the right, (i) to sell and distribute, directly or indirectly, Products to government agencies and departments of the Territory, Canadian, Australian, Mexican, United Kingdom and French Governments in the Territory; (ii) to sell and distribute, directly or indirectly, Products to any retailers in the Territory listed on “Exhibit C” (“Retailer Exceptions”); or (iii) to sell and distribute, directly or indirectly, in the Territory any other products of C&D or its affiliates. C&D also reserves the right to add or delete Products upon sixty (60) days’ notice to Distributor and upon immediate notice in the event of Force Majeure (as hereinafter defined).

2. TERM. Unless terminated earlier under other provisions hereof, this Agreement shall be for an initial term of three (3) years, commencing as the Effective Date (“Initial Term”), and shall thereafter automatically renew for successive one (1) year renewal terms, subject to being terminated at the end of the Initial Term, or any subsequent one (1) year renewal term, upon at least ninety (90) days prior written notice given by either party to the other party. As used below, “Calendar Year” herein refers to twelve month period from January 1st to December 31st; provided however that the first Calendar Year of the Initial Term shall commence as of the Effective Date and end on December 31, 2012.

3. INTELLECTUAL PROPERTY. (a) As between C&D and Distributor, C&D retains the sole and exclusive rights in all the intellectual property, including without limitation the trademarks and trade dress, copyrightable material, domain names, generic top-level domain name (gTLD), and patents used on and/or in connection with any of the Products whether used on Products, packaging, labeling, advertising, sales promotion materials, or otherwise. Distributor shall not attempt directly or indirectly to register any of said intellectual property (“Intellectual Property”) or anything confusingly similar thereto, and shall not at any time do, or cause to be done, any act or thing impairing or tending to impair any of the Intellectual Property. Upon any termination of this Agreement Distributor shall promptly discontinue all use of the Intellectual Property (including without limitation any advertising and sales promotion materials depicting or embodying any of the Intellectual Property).

(b) Except as approved by C&D as provided under paragraph 6(a) hereof, Distributor shall not in any way alter, or permit the alteration of, the content, composition, presentation, container, packaging, or trademarks of any of the Products as supplied by C&D or other parties approved by C&D; except Distributor may repackage from plastic wrap to cardboard and use commercial stickers such as “Try Me Free” or “Buy One Get One Free”. Any material breach of this provision shall subject Distributor to immediate termination under the terms of this Agreement. Any and all use of any of the Intellectual Property by Distributor shall inure to the benefit of C&D, and Distributor shall assist C&D or its designee, at C&D’s expense, with any requested proof of use, or anything else reasonably requested by C&D or its designee, to register, maintain, or defend any of the Intellectual Property.

(c) Distributor shall notify C&D promptly of (i) any claim or action alleging that Distributor’s activities relating to the Products and the Intellectual Property are infringing upon the intellectual property rights of others and (ii) any infringement of any of the Intellectual Property by others which comes to Distributor’s attention. C&D and/or its affiliates shall have the right, but shall not be obligated, through attorneys of its own selection, to take exclusive charge of the defense of any such claim or action and to institute such legal action, if any, as it deems appropriate against any infringement of the Intellectual Property. Distributor shall make available any relevant records, papers, samples, information, and other items; and shall otherwise assist and cooperate with C&D in any such claims or actions as reasonably requested by C&D.

4. COMPETITIVE PRODUCTS. Except for the products, if any, listed on the attached “Exhibit B,” which Distributor is already handling on the effective date of this Agreement (“Competitive Product Exceptions”), Distributor shall not, during the term of this Agreement, manufacture, distribute or sell any products which are competitive with the Products in the dry shampoo category. Distributor shall notify C&D before Distributor begins to manufacture, distribute or sell, during the term of this Agreement, any products which are competitive with Products; and in the event Distributor commences such manufacture, distribution, or sale, C&D shall have the right to terminate this Agreement at any time upon at least sixty (60) days prior written notice to Distributor.

5. SOURCE AND PAYMENT. (a) Distributor shall obtain Products only from C&D or such other parties as may be approved by C&D in writing at prices and upon payment terms as established and revised by C&D or such other parties from time to time. C&D’s initial prices, payment terms, and any additional terms of sale are as set forth in “Exhibit D” “Prices and Payment” hereto. C&D shall give Distributor at least ninety (90) days’ prior written notice of any increase in C&D’s prices for the Products. Unless and until otherwise stipulated by C&D in writing: (i) C&D’s prices for Products shall be CIF Denver (Incoterms 2010) prices; (ii) risk of loss or damage with respect to any Products shall pass to Distributor at the time and place of delivery of those products to

Distributor or a carrier CIF Denver (Incoterms 2010), and (iii) title with respect to any products shall pass to Distributor at the time and place of delivery of those products to Distributor or a carrier CIF Denver (Incoterms 2010). Where Distributor requires delivery of any consignment of the Products by airfreight, the Distributor shall be solely responsible for the costs of carriage and insurance from the airport of departure unless otherwise agreed with C&D. Distributor shall be invoiced, and shall make payment, in USD.

(b) Subject to availability, C&D shall use commercially reasonable efforts to have each order for Products shipped by the requested ship date or as soon as reasonably possible thereafter, so long as the order is received by C&D in writing at least eight (8) weeks before the requested ship date. No claim for non-delivery of any order or part thereof or for any breakage, leakage, short delivery or damaged goods will be considered by C&D unless written notice thereof is received by C&D within seven (7) days of Distributor’s receipt of the relevant Products(s). C&D may satisfy any such claim which is valid by, at its option, either granting appropriate Product credit or by shipping replacement Products. No cash credit will be given. In the event of any discrepancy between the terms and conditions of any order for Products submitted by Distributor and this Agreement, this Agreement shall govern. C&D reserves the right in its sole discretion, at any time, to limit the quantities of any Products sold to Distributor.

6. SALES AND DISTRIBUTION. (a) Distributor shall exert Distributor’s commercially reasonable best efforts to promote and increase the sale and distribution of Products in the Territory, while maintaining the reputation of the Products.

(b) In the event a recall of any of the Products is required, Distributor shall identify the customers to which Distributor directly sold those Products and shall immediately provide notice of any recall to such direct customers maintained in Distributor’s records. All third-party fees, costs, expenses, penalties, fines and other liabilities relating to such recall shall be borne solely by C&D, except that Distributor shall bear such recall costs and expenses to the extent such recall is implemented as a result of Distributor’s negligence or breach of its obligations under this Agreement. Distributor shall maintain and endeavor to have Distributor’s customers maintain (and, upon at least twenty-four (24) hours prior written notice, shall permit one or more C&D designees to review during normal business hours) records clearly delineating the third parties to whom Products were directly sold or otherwise distributed and which lot(s), by lot number, were shipped to such third parties.

(c) Distributor shall not export any Products, or knowingly sell any Products for export, outside the Territory. Furthermore, Distributor shall not solicit orders for the Products from any firm, company, or other legal entity outside the Territory, it being the understanding and intention of the parties hereto that Distributor will concentrate Distributor’s efforts, relating to the Products, in the Territory; provided that, Distributor shall be permitted to sell Products to such e-retailers based in the Territory in such amounts as Distributor provides for in its forecasts furnished to C&D pursuant to Section 8(f) hereof. Distributor shall also be responsible for ensuring that any and all Products purchased by Distributor are imported into the Territory and not diverted to any other country or territory. In the event C&D becomes aware of any such export or diversion, C&D shall have the right to terminate this Agreement immediately upon written notice to Distributor, without prejudice to any other actions or remedies available to C&D. C&D shall have the right at any time during normal business hours to have its representatives inspect Distributor’s inventories of the Products wherever they may be located.

(d) Distributor (i) acknowledges that C&D is subject to the UK Bribery Act, the US Foreign Corrupt Practices Act as well as anti-bribery and anti-corruption laws in various other jurisdictions, (ii) agrees herein that it shall comply in all respects with such laws, rules and regulations related thereto, including the comparable laws of all jurisdictions where it or its agents are conducting business, (iii) shall cooperate with C&D and its designees at its expense in any inquiry or investigation of Distributor’s or its agents’ conduct or presumed conduct related to compliance or failure to comply with any of the foregoing, and (iv) shall provide written confirmation of its compliance with the foregoing not more than once per each year during the Term upon written request by C&D.

7. SALES OBJECTIVES. (a) It is anticipated that, for the period January 1, 2012 through December 31, 2012, Distributor’s value of purchases of Products will be equal to at least those values on Exhibit D attached hereto.

(b) In the event Distributor’s purchases of Products for any Calendar Year of this Agreement are less than the above anticipated amount for that Calendar Year, C&D shall have the right to terminate this Agreement in whole or in part or to change Distributor’s appointment hereunder from C&D’s exclusive distributor of the Products to a non-exclusive distributor of the Products in the Territory upon at least ninety (90) days prior written notice given within sixty (60) days after the end of that Calendar Year, unless the short-fall in purchases resulted from C&D’s failure or inability to fill orders properly submitted by Distributor at least eight (8) weeks before the requested ship date.

8. ADVERTISING AND SALES PROMOTION. (a) Distributor shall be free to carry on advertising and sales promotion activities for the Products in the Territory; however, Distributor shall submit to C&D via e-mail, for review and approval in advance before use, all proposed advertising and sales promotion materials developed by Distributor for the Products. The use of C&D’s Intellectual Property in the context of such promotion shall be subject to the conditions set forth in Article 3(a) above.

(b) C&D shall not be responsible for any advertising and sales promotion expenditures, expenses or commitments incurred by Distributor which C&D has not specifically agreed in writing to pay, or reimburse Distributor for; notwithstanding that the related marketing, advertising, or sales promotion plan may have been approved by C&D.

(c) C&D may help support the advertising and sales promotion of the Products in the Territory in such amount and manner and at such times as C&D in its absolute discretion, after consultation with Distributor, deems appropriate from time to time to coordinate, or assist with, Distributor advertising and sales promotion activities for the Products.

(d) During each Calendar Year of this Agreement Distributor shall incur expenditures for the advertising and sales promotion of the Products in the Territory equal to at least [***] of Distributor’s Net Sales of Products during that Calendar Year. C&D reserves the right itself or through its designee to audit Distributor’s expenditures for the advertising and sales promotion of the Products and C&D shall bear the cost of any such audit.

(e) At least ninety (90) days before the commencement of each Calendar Year of this Agreement, Distributor shall formulate and submit via e-mail for C&D’s opinion and advice, sales forecasts by product and SKU, and detailed proposals as to marketing plans, sales budget, and advertising and sales promotion budget for the Products in each country of the Territory for the then ensuing Calendar Year. After receiving and considering such information and advice, Distributor shall adopt a plan and such budgets for such Calendar Year and provide C&D via e-mail with copies thereof in English at least ninety (90) days before the commencement of such Calendar Year. Distributor shall thereafter advise C&D via e-mail of any substantial deviations from such plan and budgets.

(f) On or before the first day of each Quarter the Distributor shall submit via e-mail a written report setting forth its forecast of the amount of each Product which it expects to purchase from C&D for delivery each month during the following nine (9) month period.

(g) Distributor shall keep in stock a minimum of one (1) month’s supply of Products based on the forecast provided under Article 8(f). C&D reserves the right to cancel all or part of an order submitted if the Distributor builds stocks in excess of this forecast level, without the knowledge and agreement of C&D. Distributor shall submit to C&D via e-mail a stock level report in accordance with Article 8(f).

(h) Distributor is responsible for any and all listing fees and merchandising expenses associated with the marketing, advertising, and sales promotion of the Products; provided, however that C&D shall have the right but not the obligation to purchase at any time the listing and all associated arrangements attached thereto from the Distributor at a negotiated price which shall in no event be greater than the price paid by Distributor.

9. CONFIDENTIAL INFORMATION. “Confidential Information” shall mean all information one party provides to the other party with the exception of only the following:

a) information that as of the time of receipt by the receiving party is in the public domain or subsequently enters the public domain without the fault of the receiving party;

b) information that at the time of receipt by the receiving party was already known to the receiving party as evidenced by appropriate written records.

Confidential Information shall be used by the receiving party only during the term of, and for purposes of, this Agreement. At all times during and after the term of this Agreement, the receiving party shall maintain in confidence and shall see that the receiving party’s shareholders, directors, employees and agents to whom the receiving party has furnished Confidential Information maintain in confidence all Confidential Information. The Confidential Information shall be disclosed by the receiving party only (i) to the receiving party’s shareholders, directors, employees and agents whose duties require possession thereof in carrying out the receiving party’s activities under this Agreement or (ii) if legally compelled (by oral questions, interrogatories, requests for information or documents, subpoena, civil or criminal investigative demand, or similar process) or required by any governmental or regulatory authority. Such disclosure to governmental or regulatory authorities, however, shall be in such manner as to have the relevant Confidential Information maintained in confidence by such authorities to the extent possible under applicable laws and regulations and the receiving party shall provide notice promptly to the disclosing party of such request for information from such authorities so that it may seek an appropriate protective order or other appropriate remedy. Upon written request, the receiving party shall promptly return to the disclosing party any and all copies of Confidential Information or certify destruction thereof.

10. REPORTS. (a) Within (20) twenty days after the end of each month during the term of this Agreement, Distributor shall submit via e-mail a complete and accurate written report setting forth, by product and SKU, Distributor’s Net Unit Sales of Products, and Distributor’s Net Sales of Products, during that month and during the Calendar Year to date as at the end of that month, and Distributor’s inventory of Products as at the end of that month.

(b) C&D shall have the right to request that the foregoing information be submitted in a format or on forms furnished by C&D, including a comparison (by percentage change, or otherwise) of such information with comparable information for the immediately preceding Calendar Year, if any.

(c) As used in this Agreement, the term “Net Sales of Products” during a period means the amounts (exclusive of separately stated transportation charges and taxes) invoiced by Distributor to Distributor’s customers for Products sold during that period, net of amounts credited or refunded during that period for returned Products, but not net of cash discounts for prompt payment. As used herein the term “Net Unit Sales of Products” during a period means the aggregate number of sold units of the Products invoiced by Distributor during that period, after deduction of the number of returned units of those Products for which credit or a refund has been extended by Distributor during that period.

11. RECORDS. Distributor shall maintain (and shall, during the term of this Agreement and for one year thereafter, permit C&D representatives to examine, upon at least two (2) days’ notice and during normal business hours) books and records, including copies of invoices, substantiating the sale of any Product sold by Distributor. Such invoices shall be maintained by Distributor for at least one year after the year during which the originals of such invoices were rendered and shall show the full name and address of the purchaser (and of the consignee, if different from the purchaser).

12. RELATIONSHIP; AFFILIATES. (a) Distributor’s conduct of business pursuant to this Agreement shall be on Distributor’s own behalf and not in any way on C&D’s behalf or as an agent of C&D. The expenses, credit risks and other risks associated with such conduct shall be borne solely by Distributor. Neither party shall have the right to enter into any contract or incur any commitment on behalf of the other party.

(b) As used herein, an “affiliate” of a party hereto is any person, corporation, partnership, or other legal entity, that directly or indirectly (i) owns or controls at least 50% of the ownership or controlling interests in such party hereto, or (ii) is at least 50% owned or controlled by such party hereto, or (iii) is at least 50% owned and controlled by a third party that also directly or indirectly owns or controls at least 50% of the ownership or controlling interests in such party hereto.

13. TERMINATION. (a) A party hereto may terminate this Agreement upon written notice to the other party in the event:

(i) the other party breaches any obligation under this Agreement and such breach is not remedied within ten (10) days in the case of failure to make a payment when due, and otherwise within thirty (30) days, after written notice thereof is given by the party not in default; or

(ii) the other party is nationalized, or is adjudicated to be bankrupt or insolvent, or makes an assignment of its business or assets for the benefit of creditors, or voluntary or involuntarily becomes involved in any bankruptcy or insolvency proceedings for the benefit of creditors, or for the protection of its business or assets from creditors.

(b) C&D may also terminate this Agreement or change Distributor’s appointment hereunder from our exclusive distributor to a non-exclusive distributor of the Products in the Territory upon written notice to Distributor, if:

(i) there is any direct or indirect material change in the effective ownership and control of Distributor; or

(ii) Distributor does not fully comply with all applicable Territory, United Kingdom, U.S. and non-U.S. export control laws, including, but not limited to, the U.S. Export Administration Regulations or re-exports, sells, or transfers any Products directly or indirectly through third parties to individuals or entities on the U.S. Department of Treasury’s list of Specially Designated Nationals and Blocked Persons or on the U.S. Department of Commerce’s Entity List, Denied Persons List, or Unverified List (collectively, “Restricted Parties Lists”) or does not fully comply with all applicable Territory, U.S. and non-U.S. anti-bribery laws, including the U.S. Foreign Corrupt Practices Act, U.K. Bribery Act or engages or retains any other party to distribute the Products without C&D’s prior written approval, which will require the other party to agree to these same terms and conditions.

(c) Any termination of this Agreement shall be without prejudice to the right of the party not in default to recover any payments due to it hereunder and without prejudice to any other rights or remedies the party not in default may have to recover damages, or otherwise, as a result of the breach or default of the other party.

(d) Distributor shall not be entitled to any termination indemnity or compensation upon termination of this Agreement specifically for Distributor’s efforts to develop the market for the Products in the Territory; it being understood and agreed by Distributor that Distributor shall look solely to Distributor’s margin on Products sold by Distributor in the Territory pursuant to this Agreement for any reward or compensation for developing the market for the Products in the Territory, or for any other activities undertaken by Distributor, in connection with this Agreement.

(e) Upon termination of this Agreement pursuant to this Section 13, C&D shall have the option for six (6) months to purchase from Distributor any part or all, at C&D’s discretion, of Distributor’s remaining inventory of Products at Distributor’s landed costs (purchase price plus insurance and freight for such Products) at the time and place of their arrival in the Territory, of so much of the purchased inventory as is good, saleable and current, and Distributor shall not sell any Products to any third party, except as expressly provided in Paragraph 13(g) below.

(f) For purposes of such option, Distributor shall, within ten (10) days after any termination of this Agreement, provide C&D with a written report delineating the amount of each of the different types of Products in such inventory as of the termination date (the “Termination Date”). Beginning thirty (30) days after the Termination Date, or after such inventory report is furnished to C&D, whichever is later, and continuing unless and until C&D elects to purchase a Product in such inventory, Distributor shall be permitted to sell the remaining inventory subject to the provisions of Paragraphs 3 and 6(c) hereof, but in no event shall Distributor sell or otherwise dispose of any such inventory later than six (6) months after the Termination Date of this Agreement.

(g) Any inventory remaining after such six (6) month period shall be destroyed or scrapped by Distributor at Distributor’s expense in accordance with all applicable environmental and other laws and regulations. If requested by C&D, Distributor shall furnish C&D with a certificate of destruction, in such form as C&D may reasonably request, with respect to such remaining inventory which is to be destroyed or scrapped by Distributor.

(h) Upon termination of this Agreement pursuant to this Section 13, C&D shall be entitled to cancel all orders placed by the Distributor prior to the termination date whether or not such orders have been accepted by C&D without incurring any damages or liability of whatever nature to the Distributor.

14. INDEMNIFICATION; INSURANCE. (a) Distributor shall indemnify, defend and hold C&D, its affiliates, and their respective directors, officers, employees and agents (as applicable, a “C&D Indemnitee”) harmless against any and all claims, suits, demands, proceedings, losses, costs and expenses (including reasonable attorney fees and costs of defense) which may be brought against, suffered, or incurred by any of them due to (i) a breach by Distributor of any of its obligations or warranties under this Agreement not timely cured, or (ii) any failure or breach by Distributor or its affiliates or agents to store, distribute or transport the Products in compliance with thisAgreement and all applicable laws including without limitation claims from retail trade/consumers for non-delivery of any order or part thereof or for any breakage, leakage, short delivery or damaged goods.

(b) C&D shall indemnify, defend, and hold Distributor, its directors, officers, employees and agents (as applicable, a “Distributor Indemnitee”) harmless against any and all claims, suits, demands. proceedings, costs and expenses (including reasonable attorney fees and costs of defense) harmless which may be brought against, suffered, or incurred by any of them due to (i) a breach by C&D of any of C&D’s obligations or warranties under this Agreement; (ii) a proven claim that the Products, or any part thereof, furnished hereunder constitute an infringement of any patent, copyright or trademark; (iii) material violation of applicable laws and regulations in the Territory relating to the Products, including without limitation as to their manufacture, raw material content, supply, and labeling (in particular without limitation labeling as to jurisdiction of origin, and cosmetic products rules or regulations); or (iv) accidents, occurrences, injuries or losses to or for any persons or property due to or resulting from, in whole or part, the design or manufacture of the Products by C&D.

(c) Procedure. The Distributor Indemnitee or the C&D Indemnitee (as applicable, the “Indemnified Party”) shall give the other party (the “Indemnifying Party”) prompt written notice of any claim made pursuant to the foregoing indemnifications (as applicable, a “Claim”), including any inquiry or investigation by a government agency that the Indemnified Party believes may involve or expect to lead to a Claim. The Indemnifying Party shall have the responsibility of contesting, defending, litigating, settling or satisfying any Claim made against the Indemnified Party. The Indemnified Party shall have the right to be represented by separate counsel at the Indemnified Party’s expense in connection with any such Claim. The Indemnifying Party shall not settle any such Claim without the Indemnified Party’s prior written consent, which consent shall not be unreasonably withheld.

(d) Distributor shall maintain during the term of this Agreement the following types of insurance with the limits specified below which shall provide that C&D is an additional insured under all the policies for such insurance:

Kind of Insurance         Limits of Liability

Commercial General Liability

US $1,000,000 Combined Single Limit; US$2,000,000 Aggregate (or equivalent)

Property Damage

US $1,000,000 Combined Single Limit; US$2,000,000 Aggregate (or equivalent)

(e) Distributor shall upon request of C&D provide C&D with Certificates of Insurance coverage showing that Distributor possesses the above insurance at the stated limits and which provides that said insurance cannot be canceled while this Agreement is in effect or except after ten (10) days’ prior written notice to C&D in which event C&D may terminate this Agreement with immediate effect.

15. ASSIGNABILITY; NOTICE. This Agreement shall not be assignable by either party without the other party’s prior written consent. Notice to a party pursuant to this Agreement shall be deemed given if (a) personally delivered, or (b) sent via an international courier, postage or fees prepaid or (c) by other internationally recognized registered or certified mail to such party at its address set forth in this Agreement. A party may change its address for notice upon written notice to the other party. Notice is effective upon the earlier of actual receipt or the date indicated in a proof of delivery receipt from an international courier or internationally recognized mail carrier.

16. INTERPRETATION; DISPUTES.

GOVERNING LAW. The validity, construction and interpretation of this Agreement shall be governed by the laws of England. Both Distributor and C&D agree to submit to the exclusive jurisdiction of courts of competent jurisdiction in England for the resolution of any disputes that may arise under this Agreement. The United Nations Convention on Contracts for the International Sale of Goods (1980) shall not apply to this Agreement.

17. FORCE MAJEURE. Neither party shall be liable to the other for any default hereunder which is due to cause beyond the reasonable control of the party in default, including but not limited to the actions or inactions of any government agency or instrumentality, breakdown of plant or machinery or shortages of labor, fuel, transportation or materials, fires, floods, earthquakes, war, riots or insurrections or any other contingency interfering with the production, supply, transportation, acceptance or use of any products covered by this Agreement (collectively “Force Majeure”). If either party shall seek to rely on Force Majeure, it shall give written notice to the other indicating the details of the act which it claims has put due performance of its obligations beyond its control.

18. ENTIRE AGREEMENT. This Agreement, including the exhibits referred to and incorporated by reference herein that form a part of this Agreement, contain the entire understanding of the parties with respect to the subject matter of this Agreement. There are no representations, promises, warranties, covenants or undertakings other than those expressly set forth in or provided for in this Agreement. This Agreement supersedes all prior agreements and understandings among the parties hereto with respect to the transactions contemplated by this Agreement and, in particular this Agreement shall supersede and cancel any and all prior written or oral agreements between the parties hereto and any of their affiliates without limitation, including that certain Heads of Terms of Agreement commencing as of 01.04.09 by and between Vivalis Limited, as predecessor in interest to C&D, and Neoteric Cosmetics, Inc. Executed copies of the signature page of this Agreement transmitted electronically in Portable Document Format (“PDF”) shall be treated as originals, fully binding and with full legal force and effect, and the parties waive any rights they may have to object to such treatment.

IN WITNESS WHEREOF, the parties hereto have caused this Distribution Agreement to be executed by their respective duly authorized representatives as of the date first written above.

NEOTERIC COSMETICS, INC.		CHURCH & DWIGHT UK LIMITED

By:	/s/ Jeffrey R. Hinkle	By:	/s/ Andrew Routley
Name:	Jeffrey R. Hinkle	Name:	Andrew Routley
Title:	EVP, Corporate Development	Title:	Managing Director

Exhibit A

PRODUCTS

X3 CODE	DESCRIPTION
532096	Batiste Dry Shampoo Original Aerosol 150ml 2 x 3 pack
532095	Batiste Dry Shampoo Blush—Aerosol 150ml 2 x 3 pack
530329	Batiste Dry Shampoo Original 50ml
530330	Batiste Dry Shampoo Blush 50ml
530925	Batiste Dry Shampoo Diva 150ml
532529	Batiste Dry Shampoo Light 200ml
532530	Batiste Dry Shampoo Medium 200ml
532531	Batiste Dry Shampoo Dark 200ml
532413	Batiste Dry Shampoo Original 200ml
532415	Batiste Dry Shampoo Blush 200ml
532417	Batiste Dry Shampoo Diva 200ml
532415	Batiste Dry Shampoo Boho 200ml
532418	Batiste Dry Shampoo Fresh 200ml
532420	Batiste Dry Shampoo Brit 200ml
532798	Batiste Dry Shampoo Wild 200ml
502043	Batiste Dry Shampoo Cherry 200ml
TBD	Batiste Dry Shampoo Lace 200ml

Exhibit B

“COMPETITIVE PRODUCT EXCEPTIONS”

None

Exhibit C

“RETAILER EXCEPTIONS”

Multinational membership warehouse clubs

Multinational membership wholesale clubs

Multinational hypermarkets

Exhibit D

“PRICES AND PAYMENT”

It is anticipated that, for period from January 1, 2012 through December 31, 2012, Distributor’s value of purchases of Products in USD, at the CIF Denver (Incoterms 2010) prices paid by Distributor, will be at least [***] excluding VAT.

After the first Calendar Year of this Agreement, if this Agreement continues in effect and unless otherwise expressly agreed in writing, it is anticipated that each Calendar Year Distributor will increase Distributor value of purchases of Products in USD by at least [***] percent over the prior Calendar Year exclusive of any increases attributable to price increases.

Payment Terms:

Net sixty (60) days in USD from C&D invoice date.

Bank Name:	[***]
[***]
[***]
Bank Account Number:	[***]
Bank Account Name:	[***]

All bank charges, local charges, taxes, assessments, tariffs occurring in the Territory, and insurance shall be borne by Distributor.

If payment is not made within said time future purchase orders shall automatically be cancelled and any reorders shall be subject to the terms of any subsequent amended price list with full payment required at least five (5) days before the Products leave the C&D factory.

Other Terms of Sale:

X3 CODE	DESCRIPTION	Price CIF
532096	Batiste Dry Shampoo Original—Aerosol 150ml 2 x 3 pack	$[***]
532095	Batiste Dry Shampoo Blush—Aerosol 150ml 2 x 3 pack	$[***]
530329	Batiste Dry Shampoo Original 50ml	$[***]
530330	Batiste Dry Shampoo Blush 50ml	$[***]
530925	Batiste Dry Shampoo Diva 150ml	$[***]
532529	Batiste Dry Shampoo Light 200ml	$[***]
532530	Batiste Dry Shampoo Medium 200ml	$[***]
532531	Batiste Dry Shampoo Dark 200ml	$[***]
532413	Batiste Dry Shampoo Original 200ml	$[***]
532415	Batiste Dry Shampoo Blush 200ml	$[***]
532417	Batiste Dry Shampoo Diva 200ml	$[***]
532415	Batiste Dry Shampoo Boho 200ml	$[***]
532418	Batiste Dry Shampoo Fresh 200ml	$[***]
532420	Batiste Dry Shampoo Brit 200ml	$[***]
532798	Batiste Dry Shampoo Wild 200ml	$[***]
502043	Batiste Dry Shampoo Cherry 200ml	$[***]
TBD	Batiste Dry Shampoo Lace 200ml	$[***]